SATELLITE ENTERPRISES CORP.

                      CERTIFICATE OF DESIGNATION OF POWERS,
              DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING,
              OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
                       LIMITATIONS AND RESTRICTIONS OF THE
                             CLASS A PREFERRED STOCK
                          -----------------------------

      Satellite Enterprises Corp., a Nevada corporation (the "Corporation"), certifies as follows:

      FIRST: Under the authority contained in the Corporation's Articles of Incorporation of the Corporation (the "Articles of Incorporation"), the Board of Directors of the Corporation has classified 300,000 of authorized but unissued shares of Preferred Stock of the Corporation, par value $0.001 per share ("Preferred Stock"), as shares of "Class A Preferred Stock."

      SECOND: The following resolution was duly adopted by the Board of Directors of the Corporation on October 31, 2005, and such resolution has not been modified and is in full force and effect on the date hereof:

      RESOLVED, that the Board of Directors hereby creates, from the authorized but unissued shares of Preferred Stock of the Corporation, a series of Preferred Stock consisting of 300,000 shares and having the voting powers, designations, preferences and relative, participating, optional or other rights of the Preferred Stock and the qualifications, limitations and restrictions thereof that are set forth in Article FOURTH of the Articles of Incorporation and this resolution as follows:

1.    Designation

      The distinctive designation of such series is "Class A Preferred Stock" (hereinafter referred to as the "Class A Preferred Stock").

2.    Rank

      The Class A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (a) junior to any other series of Preferred Stock hereafter established by the Board of Directors, and
(b) prior to the Common Stock, par value $0.001 per share ("Common Stock").

3.    Dividends

      No dividends shall be payable with respect to the Class A Preferred Stock.

4.    Liquidation Preference

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Class A Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock, liquidating distributions in the amount of One Dollar ($1.00) per share (as equitably adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares). If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Class A Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Class A Preferred Stock are not paid in full, the holders of the Class A Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of liquidating distribution to which they are entitled, the holders of shares of Class A Preferred Stock will be entitled to participate on a pro rata and "as-converted" basis in any distribution of the remaining assets by the Corporation. Under this paragraph 4, a distribution of assets in any dissolution, winding up, liquidation or reorganization shall not include (i) any consolidation or merger of the Corporation with or into any other corporation, or (ii) any dissolution, liquidation, winding up, or reorganization of the Corporation immediately followed by reincorporation of another corporation, provided that in each case effective provision is made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the rights of the holders of the Class A Preferred Stock.

5.    Conversion

      Each share of the Class A Preferred Stock shall be convertible, at the option of the holder of such share, into 1,000 shares of common stock of the Company at any time that the Company is authorized to issue such shares.

6.    Voting Rights

      The holders of the Class A Preferred Stock shall be entitled to 4,000 votes per share of Class A Preferred Stock held by such holders, except as required by law.

7.    Conversion Rights

            7.1 The holders of the Class A Preferred Stock shall have conversion rights as follows:

      (a) Conversion. Each share of Class A Preferred Stock shall be convertible, at the option of the holder of such share, into One Thousand (1,000) shares of common stock at any time after the delivery of notice from the Company to the holders of the Class A Preferred Stock that the Company has amended its Articles of Incorporation to increase the authorized shares of Common Stock to an amount sufficient to convert all then issued and outstanding shares of Class A Preferred Stock.


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

      (b) Reversion. Upon conversion of any shares of Class A Preferred Stock, such preferred stock shall be cancelled and shall revert to authorized, unissued and undesignated shares of Preferred Stock.

            7.2 Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Class A Preferred Stock. In lieu of any fractional shares, the number of shares of Common Stock to be issued upon conversion will be rounded up or down, as the case may be. Before any holder of Class A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 7.1(a), such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such Class A Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Preferred Stock to be converted. In the event of an automatic conversion pursuant to Section 7.1(b), the outstanding shares of Class A Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or the transfer agent for such Class A Preferred Stock; and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Class A Preferred Stock are either delivered to the Corporation or the transfer agent for such Class A Preferred Stock as provided above, or the holder notifies the Corporation or the transfer agent for such Class A Preferred Stock that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall thereafter issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

            7.3 Status of Converted Stock. In the event any shares of Class A Preferred Stock shall be converted pursuant to this Section 7, the shares so converted shall be canceled and revert to authorized but unissued shares of preferred stock.

            7.4 Conversion Adjustments. The number of shares issuable upon conversion of Class A Preferred Stock shall be subject to adjustment from time to time as follows:

      (a) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the number of shares of Common Stock issuable upon conversion of Class A Preferred Stock shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the number of shares of Common Stock issuable upon conversion of Class A Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.


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

      (b) Adjustments for Stock Dividends and Other Distributions. In the event the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the Corporation not made on a pro rata basis) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted for in this Section 3 in connection with a dividend, then and in each such event the holders of Class A Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Class A Preferred Stock been converted into Common Stock on the date of such event.

      (c) Adjustments for Reorganizations, Reclassifications or Similar Events. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Class A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Class A Preferred Stock shall have been entitled upon such reorganization, reclassification or other event.

      (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Preferred Stock to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's Class A Preferred Stock.

      IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf this ____ day of November, 2005 by an officer of the Corporation who acknowledges that this certificate of designations is the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in this certificate of designations are true in all material respects.


                                    ----------------------------------
                                       Roy Piceni
                                       CEO


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